Exhibit 6.33

                                LICENSE AGREEMENT

THIS AGREEMENT is dated effective September 1, 1998.

Between:     IQ POWER TECHNOLOGY INC.
             of 1111 West Hastings Street, Suite 708-A, Vancouver, BC, V6E 2J3 (the "Licensee")

And:         MATTALEX MANAGEMENT LTD.
             of 1111 West Hastings Street, Suite 708, Vancouver, BC, V6E 2J3 (the "Licensor")

In consideration of the fees to be paid and the covenants on the part of the Licensee to be performed, the undersigned licensor (the "Licensor") hereby grants to the Licensee a non-exclusive license (the "License") to occupy the Office Premises described below for its business office use on the following terms and conditions:

Office: Premises: Southwest corner office in the Licensor's leased office premises at 1111 West Hastings Street, Suite 708, Vancouver, BC, or such equivalent office as may be designated by the Licensor from time to time therein.

Access: The Licensee shall have access to the Office Premises between the normal business hours of the Licensor.

Reception
Services:           The   Licensor   shall   provide  the   Licensee   with  the
                    non-exclusive services of a receptionist.

Telephone:          The Licensor, at the expense of the Licensee,  shall provide the Licensee with telephone services through the Licensor's normal office telephone system.

Term: The License shall have a term of one year commencing September 1, 1998, and continuing thereafter on a month to month basis until terminated, provided however, either party may terminate the License on one month's notice at any time after December 1, 1998.

Monthly Fee:        The  Licensee  shall prepay to the Licensor on the first day of each month a monthly fee of $750.00 for the use of the Office Premises during the month. The Licensee shall on execution of this License Agreement forthwith prepay $1,500, one-half of which represents payment of the first month fee and the remainder a deposit for the last month of the License.

Other Charges:      Except  for the  monthly  fee,  all  other  office  services provided to the Licensee by the Licensor or its authorized suppliers shall be provided under the policies and at the rates from time to time established by the Licensor. All such charges shall be due on the rendering of an account therefor.


Termination:        If the Licensee

                    a. fails or refuses to comply with the orders or requests of the Licensor, or

                    b. permits any conduct or act which in the opinion of the Licensor is improper, or renders it inadvisable that the Licensee should be allowed to continue occupying the Office Premises under this License, or

                    c. fails to comply with the terms and conditions in this License,

                    the Licensor may terminate this License and take possession of the Office Premises and at the cost of the Licensee, remove him and all property therefrom, by force if necessary, and the Licensor shall not be liable in damages or otherwise by reason thereof, and notwithstanding such termination or removal the Licensee shall pay in full the License Fee.

                    If payment of fees and all other moneys is not made in accordance with the terms of this License, this License may be canceled by written notice from the Licensor without prejudice to the Licensor's rights to recover for moneys due and owing hereunder.

Transferability:    The License may not be assigned or transferred in whole or

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                    in part.

In consideration of the grant of the License, the Licensee covenants and agrees as follows:

1.       to pay the monthly fee and all other charges due hereunder;
2. to indemnify the Licensor and its partners and employees from all claims, costs and liabilities which may arise as a result of the granting of this License;
3. the Licensor shall not be liable for the loss of or injury to any property, goods or effects of the Licensee due to any cause whatsoever;



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4        to procure at its own expense all licenses  and permits from  municipal or provincial authorities which may be required to operate or conduct its trade or business and to pay all taxes that may be levied against it as a result of the operation of its trade or business in the Office Premises; and

5.       not to assign or transfer the License.

Executed and delivered by and on behalf of the Licensor at Vancouver, British Columbia, effective the date above-noted.

IQ POWER TECHNOLOGY INC.


Per: --------------------------------



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Executed and  delivered by and on behalf of the Licensor at  Vancouver,  British
Columbia, effective the date above-noted.

MATTALEX MANAGEMENT LTD.


Per: --------------------------------